EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Current Report on Form 8-K/A (No. 001-38139) and consent to the incorporation by reference in the Registration Statements on Form S-8 (File numbers 333-219143 and 333-222935) of Byline Bancorp, Inc. of our report dated March 23, 2018 on the consolidated financial statements of First Evanston Bancorp, Inc., which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Crowe LLP

Oak Brook, Illinois

August 10, 2018